EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-69741 on Form S-3 of our reports dated February 25, 2005, relating to the consolidated financial statements and financial statement schedules of CNA Financial Corporation and subsidiaries (which report expressed unqualified opinions and included an explanatory paragraph regarding the change in the method of accounting for certain separate account products in 2004) and relating to management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of CNA Financial Corporation and subsidiaries for the year ended December 31, 2004.

Deloitte & Touche LLP

February 25, 2005